EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 23, 2018 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the fiscal year ended March 31, 2018, was $105.7 million, or $4.14 per diluted share, compared with $106.3 million, or $0.88 per diluted share for the same period of the prior fiscal year.  The fiscal year 2017 results included a one-time reduction of earnings available to common shareholders of $74.4 million, or $2.99 per diluted share, from the conversion for cash of the remaining outstanding shares of our Series B 6.75% Convertible Perpetual Preferred Stock under the mandatory conversion in January 2017. That reduction, the effect of a reduction in income tax expense from the enactment of the Tax Cuts and Jobs Act in December 2017, and certain other non-recurring items are detailed in Other Items below. Excluding those items, diluted earnings per share for fiscal year 2018 of $3.96 decreased by $0.01 compared to the same period last year. Operating income of $171.5 million for the year ended March 31, 2018, decreased by $6.9 million compared to the year ended March 31, 2017.  Segment operating income was $180.6 million for the year ended March 31, 2018, a decrease of $7.9 million, compared to the year ended March 31, 2017, as improved results in our Other Regions and Other Tobacco Operations segments were offset by declines in our North America segment. Revenues of $2.0 billion for fiscal year 2018 were down only 1.8% compared to fiscal year 2017, as lower volumes, primarily in Africa, were largely offset by higher sales prices and processing revenues.

Net income for the fourth quarter ended March 31, 2018, was $30.5 million, or $1.20 per diluted share, compared with net income for the prior year’s fourth fiscal quarter of $32.9 million, or a loss of $1.64 per diluted share. Results for the quarter ended March 31, 2017, also included the one-time reduction of earnings available to common shareholders of $74.4 million, or $2.90 per diluted share, discussed above. That one-time reduction and certain other non-recurring items are detailed in Other Items below. Excluding those items, diluted earnings per share for the quarter ended March 31, 2018, of $1.44 increased by $0.16

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Universal Corporation

compared to the same period last year. Operating income of $60.3 million for the quarter ended March 31, 2018, was up $0.5 million compared to the quarter ended March 31, 2017. Segment operating income was $62.8 million for the fourth quarter of fiscal year 2018, an increase of $2.3 million, compared to the same period last fiscal year, on modest improvements in the Other Regions and Other Tobacco Operations segments, partially offset by declines in the North America segment. Consolidated revenues decreased by $42.5 million to $607.5 million for the three months ended March 31, 2018, compared to the same period in the prior year, on lower sales volumes, partly offset by higher processing revenues and green leaf prices.

Mr. Freeman stated, “We are pleased with our good results for fiscal year 2018. Net income remained steady at about $106 million, despite modestly lower lamina volumes and a slight decline in operating income to $171 million, compared to fiscal year 2017. We also continued to grow our market share and expand the services we provide our customers, including gaining new multi-year processing commitments in Brazil. In addition, we rewarded our shareholders by increasing our dividend rate last November and returning almost $55 million through dividends and repurchasing about $22 million, or 2%, of our outstanding common stock. Fiscal year 2018 was not without its challenges as fewer carryover crop sales and shipment delays in North America, African burley crop sizes that were down more than 40% over the prior year, and a $10 million reduction in income from the timing of receipt of distributions of unconsolidated subsidiaries compared to the prior fiscal year, negatively impacted our results. However, we did benefit from a return to normal crop volumes in Brazil, and the resultant gains from higher volumes and lower factory unit costs there.

“Although our working capital requirements were higher in fiscal year 2018, we maintained our strong balance sheet. Our uncommitted inventory levels, at March 31, 2018, remained within our target range, and we are currently using some of our cash balances to fund the fiscal year 2019 crop. We expect our working capital requirements will be higher in fiscal year 2019 due to the recovery of the African burley crops and strong demand for wrapper tobacco, which has a longer life cycle.

“The next crop cycle, which will be reflected in our fiscal year 2019 results, has begun with green tobacco purchases in Brazil. Farmer deliveries there are a little slower this year, but the crop quality is very good. We are also seeing the recovery of African burley production volumes and improved North American shipments, and if the global leaf market remains stable, we expect higher total sales volumes for fiscal year 2019.

“We are celebrating the 100th anniversary of our company this year. For one hundred years, we have had a rich history of adapting to change, finding innovative solutions to serve our customers and meet their leaf tobacco needs, and achieving results that benefit all of our stakeholders. Although we operate in a mature industry, our mission is to remain the world’s leading independent leaf tobacco supplier. In recent years, we have increased our market share and enhanced the range of services we provide to certain customers, including direct buying, agronomic support, and specialized processing services. We are continually exploring options to capitalize on the strengths of our core competencies and seek growth opportunities in and related to tobacco and our global operations. As we move into our next 100 years, we will continue our commitment to leadership in setting industry standards, operating with transparency, providing products that are responsibly-sourced, and investing in and strengthening the communities where we operate.”

The Company also announced an enhanced capital allocation strategy and an increased dividend in a separate press release today.

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment improved by $3.9 million to $147.3 million for the fiscal year ended March 31, 2018, compared to the fiscal year ended March 31, 2017. The improvement was driven by lower selling, general, and administrative expenses and higher processing revenues, largely

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Universal Corporation

offset by lower sales volumes and other revenues from the receipt of distributions from unconsolidated affiliates. In South America, total lamina sales volumes were up for the fiscal year ended March 31, 2018, on higher current crop sales partly offset by reduced carryover crop sales. The higher current year crop volumes also increased processing revenues and improved margins from reduced factory unit costs there. Results for the Africa region for the year ended March 31, 2018, compared to the prior year, were down due to lower African burley production levels this year. Earnings improved for the Asia region primarily on stronger sales and for the Europe region on stronger sales and favorable exchange rates. Selling, general, and administrative costs for the segment were lower for fiscal year 2018, mostly from net foreign currency remeasurement gains compared with losses in fiscal year 2017, partially offset by an unfavorable comparison due to the reversal of value-added tax reserves in the second quarter of fiscal year 2017. Revenues for the Other Regions segment for the fiscal year ended March 31, 2018, were up $59.2 million to $1.5 billion compared to the fiscal year ended March 31, 2017, as higher sales prices and processing revenues as well as a better product mix offset lower sales volumes and other revenues from the receipt of distributions from unconsolidated affiliates.

Segment operating income for the Other Regions segment for the quarter ended March 31, 2018, increased by $1.7 million to $48.6 million, compared with the fourth quarter of fiscal year 2017, principally on higher volumes and better product mix in South America. Improvements in the South America region were largely offset by volume declines in the Africa region due to lower burley production in fiscal year 2018. Selling, general, and administrative costs were slightly lower in the quarter ended March 31, 2018, compared to quarter ended March 31, 2017, mainly on lower customer claims and an allowance on a value-added tax credit offset by net foreign currency remeasurement losses compared with gains in the prior year quarter. Revenues for the Other Regions segment increased by $11.8 million to $442.3 million for the quarter ended March 31, 2018, compared to the quarter ended March 31, 2017, as higher sales prices and a more favorable product mix outweighed volume declines.
NORTH AMERICA:
North America segment operating income of $23.2 million for the year, and $9.3 million for the quarter ended March 31, 2018, were down by $11.9 million and $4.4 million, respectively, compared with the same periods in the previous year. The decline for the fiscal year was driven by lower sales volumes. In the United States, volumes were down primarily due to large prior crop carryover sales last year and some delayed customer shipments in the fourth fiscal quarter due to reduced transportation availability, while results for Guatemala and Mexico were affected by lower volumes and less favorable margins. In the quarter ended March 31, 2018, sales volumes were down compared to the quarter ended March 31, 2017, largely on the delayed customer shipments. Selling, general and administrative costs were lower for both the year and quarter ended March 31, 2018, compared with the same periods in fiscal year 2017, on reduced compensation costs and lower customer claims. Segment revenues were down by $107.7 million to $308.7 million and by $72.5 million to $97.2 million, respectively, for the year and quarter ended March 31, 2018, compared with the same periods in the prior fiscal year, on the lower volumes.

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Universal Corporation

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income increased by $0.1 million to $10.1 million for the year and by $5.0 million to $4.8 million for the quarter ended March 31, 2018, compared with the same periods last fiscal year. For fiscal year 2018, earnings were lower for the dark tobacco operations, compared to the prior fiscal year, mostly driven by lower sales in Indonesia on the lack of wrapper tobacco availability from the weather damaged crop. Indonesian wrapper volumes and quality recovered in the subsequent crop, which will be available for sale in fiscal year 2019. Earnings were higher for the dark tobacco operations for the quarter ended March 31, 2018, compared to the quarter ended March 31, 2017, on higher sales volumes and better product mix. Earnings for the oriental joint venture increased for the fiscal year and quarter ended March 31, 2018, largely on higher sales volumes. Results for the joint venture for fiscal year 2018 also included gains on the sale of idle assets offset by higher currency remeasurement losses from the devaluation of the Turkish lira. Operating results for the Special Services group were up slightly for the year and quarter ended March 31, 2018, compared with the prior fiscal year periods. Selling, general, and administrative costs for the segment were up modestly for fiscal year 2018 compared to fiscal year 2017 on higher currency remeasurement losses, and were down marginally in the quarter ended March 31, 2018, compared to the same quarter in the prior fiscal year. Revenues for the Other Tobacco Operations segment increased by $11.3 million to $243.1 million for the year and by $18.1 million to $68.0 million for the quarter ended March 31, 2018, compared to the same periods in fiscal year 2017, mainly on higher sales prices in our dark tobacco operations.

OTHER ITEMS:
Cost of goods sold declined by about 1% to $1.7 billion and by about 8% to $491.0 million for the fiscal year and quarter ended March 31, 2018, respectively, compared with the same periods in fiscal year 2017. For both periods, the decrease was in line with similar percentage declines in revenues. Selling, general, and administrative costs decreased by $11.5 million to $200.5 million and by $2.6 million to $56.2 million for the year and quarter ended March 31, 2018, respectively, compared to the prior fiscal year periods. The decrease in fiscal year 2018 was largely on net foreign currency remeasurement gains compared with losses in fiscal year 2017, mainly in Africa, partly offset by an unfavorable comparison due to the reversal of value-added tax reserves in the second quarter of fiscal year 2017. In the quarter ended March 31, 2018, the decline primarily reflected a combination of lower customer claims and incentive compensation, largely offset by an allowance on a value-added tax credit and by net foreign currency remeasurement losses compared with gains in the prior year quarter.

The consolidated effective income tax rates for the quarter and year ended March 31, 2018, were approximately 42% and 30%, respectively. Those rates include the effects of the changes in U.S. corporate income tax law under the Tax Cuts and Jobs Act of 2017 that were recorded under the SEC’s “provisional” classification upon enactment of the new law in the third fiscal quarter ended December 31, 2017, as well as adjustments made to the “provisional” accounting in the quarter ended March 31, 2018, due to the collection and analysis of additional information for certain foreign subsidiaries, as well as additional clarifying guidance issued with respect to the new law. The effects of the new law mainly represent changes to deferred tax assets and liabilities, as well as the reduction of the U.S. tax liability on undistributed foreign earnings. As a result of the adjustments to the earlier provisional accounting, our earnings for the quarter ended March 31, 2018, included a $6.0 million increase to income tax expense ($0.24 per share), while our earnings for the year ended March 31, 2018 included a $4.5 million ($0.18 per share) net reduction of income tax expense from the new law after those adjustments. The consolidated effective income tax rates for the quarter and fiscal year ended March 31, 2017 were approximately 35% and 34%, respectively. Income taxes for those periods were lower than the 35% federal statutory rate at that time, due to a combination of lower net effective tax rates on income from certain foreign subsidiaries, and effects of changes in local currency exchange rates on deferred income tax balances.

Going forward, our consolidated effective tax rate will be heavily dependent on the tax rates of the individual countries in which we operate, the mix of our pretax earnings from those countries, and the prevailing rates of exchange of their local currencies with the U.S. dollar. The mix of pretax earnings and local currency exchange rates in particular can change significantly between annual and quarterly reporting periods based on crop sizes, market conditions, and economic factors. We expect these changes will make our effective tax rate more volatile from year-to-year and quarter-to-quarter than it has been in the past.

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Universal Corporation

Based on our current mix of pretax earnings and current exchange rates, our average effective tax rate should generally be in the range of 28% to 32%. However, the actual effective tax rate could be above or below this level, with significant variations possible based on exchange rate changes.

In December 2016, 111,072 shares of the Series B 6.75% Convertible Perpetual Preferred Stock were converted into approximately 2.5 million shares of the Company's common stock. In January 2017, the Company completed a mandatory cash conversion of the remaining 107,418 outstanding shares of the preferred stock in accordance with the original terms of the preferred shares.  Although the conversions of the preferred stock did not impact the Company’s net income, the cash conversions in January 2017 resulted in a one-time reduction of retained earnings of approximately $74.4 million during the fourth quarter ended March 31, 2017, and a corresponding one-time reduction of earnings available to common shareholders for the fiscal year ending March 31, 2017 for purposes of determining the amounts reported for basic and diluted earnings per share. The effects of the conversions on diluted earnings per share for the fiscal year and three months ended March 31, 2017, were ($2.99) and ($2.90), respectively.

Results for the year ended March 31, 2017 included restructuring and impairment costs of $4.4 million ($0.10 per diluted share), and for the three months ended March 31, 2017, included restructuring costs of $0.5 million ($0.02 per diluted share).

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal years ended March 31, 2017, and March 31, 2018, which is expected to be filed later this week.

At 5:00 p.m. (Eastern Time) on May 23, 2018, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 6, 2018. A taped replay of the call will be available through June 6, 2018, by dialing (855) 859-2056. The confirmation number to access the replay is 1754119.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2018	2017	2018	2017
Sales and other operating revenues	$607,496	$650,030	$2,033,947	$2,071,218
Costs and expenses
Cost of goods sold	490,999	530,845	1,661,999	1,676,539
Selling, general and administrative expenses	56,219	58,868	200,461	211,969
Restructuring and impairment costs	—	499	—	4,359
Operating income	60,278	59,818	171,487	178,351
Equity in pretax earnings of unconsolidated affiliates	2,489	149	9,125	5,774
Interest income	324	281	1,686	1,397
Interest expense	3,705	3,844	15,621	16,284
Income before income taxes	59,386	56,404	166,677	169,238
Income taxes	25,064	19,954	50,509	56,732
Net income	34,322	36,450	116,168	112,506
Less: net income attributable to noncontrolling interests in subsidiaries	(3,804)	(3,581)	(10,506)	(6,202)
Net income attributable to Universal Corporation	30,518	32,869	105,662	106,304
Dividends on Universal Corporation convertible perpetual preferred stock	—	—	—	(11,061)
Cost in excess of carrying value on conversion/repurchase of convertible perpetual preferred stock	—	(74,353)	—	(74,353)
Earnings (loss) available to Universal Corporation common shareholders	$30,518	$(41,484)	$105,662	$20,890

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$1.21	$(1.64)	$4.18	$0.89
Diluted	$1.20	$(1.64)	$4.14	$0.88

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$234,128	$283,993
Accounts receivable, net	377,119	439,288
Advances to suppliers, net	122,786	103,750
Accounts receivable—unconsolidated affiliates	2,040	2,373
Inventories—at lower of cost or market:
Tobacco	679,428	565,943
Other	69,301	68,087
Prepaid income taxes	16,032	16,713
Other current assets	88,209	81,252
Total current assets	1,589,043	1,561,399

Property, plant and equipment
Land	23,180	22,852
Buildings	271,757	266,802
Machinery and equipment	634,660	597,213
	929,597	886,867
Less accumulated depreciation	(605,803)	(569,527)
	323,794	317,340
Other assets
Goodwill and other intangibles	98,927	98,888
Investments in unconsolidated affiliates	89,302	78,457
Deferred income taxes	17,118	25,422
Other noncurrent assets	50,448	41,899
	255,795	244,666

Total assets	$2,168,632	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2018	2017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$45,421	$59,133
Accounts payable and accrued expenses	163,763	153,515
Accounts payable—unconsolidated affiliates	16,072	7,231
Customer advances and deposits	7,021	11,007
Accrued compensation	27,886	32,007
Income taxes payable	7,557	5,103
Current portion of long-term debt	—	—
Total current liabilities	267,720	267,996

Long-term debt	369,086	368,733
Pensions and other postretirement benefits	64,843	80,689
Other long-term liabilities	45,955	31,424
Deferred income taxes	35,726	47,985
Total liabilities	783,330	796,827

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,930,725 shares issued and outstanding (25,274,506 at March 31, 2017)	321,559	321,207
Retained earnings	1,080,934	1,034,841
Accumulated other comprehensive loss	(60,064)	(69,559)
Total Universal Corporation shareholders' equity	1,342,429	1,286,489
Noncontrolling interests in subsidiaries	42,873	40,089
Total shareholders' equity	1,385,302	1,326,578

Total liabilities and shareholders' equity	$2,168,632	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$116,168	$112,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34,836	35,911
Provision for losses (recoveries) on advances and guaranteed loans to suppliers	3,730	(857)
Inventory write-downs	7,687	10,866
Stock-based compensation expense	7,610	6,475
Foreign currency remeasurement loss (gain), net	(184)	9,269
Deferred income taxes	(11,132)	16,626
Equity in net income of unconsolidated affiliates, net of dividends	(1,521)	396
Restructuring and impairment costs	—	4,359
Other, net	(6,167)	(4,463)
Changes in operating assets and liabilities, net:	(67,782)	59,227
Net cash provided by operating activities	83,245	250,315

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(34,037)	(35,630)
Proceeds from sale of property, plant and equipment	5,194	2,174
Other	(550)	(398)
Net cash used by investing activities	(29,393)	(33,854)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	(18,159)	(5,349)
Dividends paid to noncontrolling interests in subsidiaries	(7,350)	(4,200)
Conversion of convertible perpetual preferred stock	—	(178,365)
Repurchase of common stock	(21,610)	—
Dividends paid on convertible perpetual preferred stock	—	(11,061)
Dividends paid on common stock	(54,699)	(49,828)
Other	(2,828)	(2,441)
Net cash used by financing activities	(104,646)	(251,244)

Effect of exchange rate changes on cash	929	(671)
Net (decrease) increase in cash and cash equivalents	(49,865)	(35,454)
Cash and cash equivalents at beginning of year	283,993	319,447
Cash and Cash Equivalents at End of Year	$234,128	$283,993
Non-cash Financing Transaction - The consolidated financial statements for the fiscal year ended March 31, 2017 include a non-cash reclassification of $107.6 million from preferred stock to common stock to reflect the conversion of 111,072 shares of the Company's outstanding Series B 6.75% Convertible Perpetual Preferred Stock into common stock.
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2018	2017	2018	2017

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income attributable to Universal Corporation	$30,518	$32,869	$105,662	$106,304
Less: Dividends on convertible perpetual preferred stock	—	—	—	(11,061)
Less: Cost in excess of carrying value on conversion or repurchase of convertible perpetual preferred stock	—	(74,353)	—	(74,353)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings per share	$30,518	$(41,484)	$105,662	$20,890

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	25,125,776	25,273,741	25,274,975	23,433,860

Basic earnings (loss) per share	$1.21	$(1.64)	$4.18	$0.89

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings per share	$30,518	$(41,484)	$105,662	$20,890

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	25,125,776	25,273,741	25,274,975	23,433,860
Effect of dilutive securities (if conversion or exercise assumed)
Employee and outside director share-based awards	265,855	—	233,169	336,228
Denominator for diluted earnings (loss) per share	25,391,631	25,273,741	25,508,144	23,770,088

Diluted earnings (loss) per share	$1.20	$(1.64)	$4.14	$0.88

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2018	2017	2018	2017

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$97,247	$169,769	$308,691	$416,438
Other Regions (1)	442,261	430,417	1,482,188	1,422,991
Subtotal	539,508	600,186	1,790,879	1,839,429
Other Tobacco Operations (2)	67,988	49,844	243,068	231,789
Consolidated sales and other operating revenues	$607,496	$650,030	$2,033,947	$2,071,218

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$9,333	$13,747	$23,220	$35,151
Other Regions (1)	48,641	46,950	147,263	143,349
Subtotal	57,974	60,697	170,483	178,500
Other Tobacco Operations (2)	4,793	(231)	10,129	9,984
Segment operating income	62,767	60,466	180,612	188,484
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(2,489)	(149)	(9,125)	(5,774)
Restructuring and impairment costs (4)	—	(499)	—	(4,359)
Consolidated operating income	$60,278	$59,818	$171,487	$178,351

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as intercompany eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of the unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

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